Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Shaun P. Williams
Chief Financial Officer
Omni Financial Services, Inc.
678-244-6335

Omni Financial Services Receives Nasdaq Notice of Non-Compliance

ATLANTA—July 11, 2008 -- Omni Financial Services, Inc. (NASDAQ: OFSI) (the “Company”), the bank holding company for Omni National Bank, today announced that on July 10, 2008, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it fails to comply with Nasdaq’s minimum market value of publicly held shares (the “MVPHS”) requirement for continued listing set forth in Nasdaq Marketplace Rule 4450(a)(2) (the “Rule”), which requires companies to maintain a MVPHS of $5,000,000.

In accordance with Marketplace Rule 4450(e)(1), the Company will be provided 90 calendar days, or until October 8, 2008, to regain compliance.  If, at anytime before October 8, 2008, the MVPHS of the Company’s common stock is $5,000,000 or greater for a minimum of 10 consecutive trading days, the Staff will provide written notification to the Company that it has achieved compliance with the Rule.  If the Company does not regain compliance with the Rule by October 8, 2008, the company’s common stock is subject to delisting.  At that time, the Company may appeal the Staff’s determination to delist its securities to a Listing Qualifications Panel.

About Omni
Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. Omni has one full service banking location in Atlanta, one in Dalton, Georgia, four in North Carolina, one in Chicago, Illinois, one in Dallas, Texas, one in Houston, Texas and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Birmingham, Alabama, and Philadelphia, Pennsylvania. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.'s common stock is traded on the Nasdaq Global Market under the ticker symbol "OFSI." Additional information about Omni National Bank is available on its website at www.onb.com

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